Exhibit 99.1

Contact: Carrie Merritt SVB Financial Group 503.574.3705 cmerritt@svb.com

GREG BECKER PROMOTED TO PRESIDENT OF SILICON VALLEY BANK

Dave Webb Takes On Chief Operations Officer Position

SANTA CLARA, Calif., BOSTON and DENVER –– March 3, 2008 — SVB Financial Group (Nasdaq: SIVB), a leading provider of diversified financial services to companies in the technology, life science, private equity and premium wine industries, announced the promotion of Greg Becker to president of Silicon Valley Bank.

“Having successfully led our nationwide commercial banking operation through significant growth, Greg has been a critical contributor to the SVB team,” said Kenneth Wilcox, CEO of SVB Financial Group. “Greg has proven to be extremely driven, creative and dedicated to the success of our clients for the last 15 years at SVB. His leadership and focus will be an important driver in our pursuit to be the premier provider of financial services to companies of all sizes in our target industries worldwide.”

Supporting the company’s infrastructure and efficiency goals, SVB also realigned various operations teams and named Dave Webb chief operations officer of SVB Financial Group responsible for overseeing banking operations, product delivery, information technology, performance improvement initiatives, security and facilities.

Serving half of the venture capital-backed companies in the U.S., Silicon Valley Bank has helped thousands of entrepreneurs and their investors succeed throughout its 25 year history. Today, SVB offers a sophisticated financial product set tailored for start-up companies as well as services geared toward large, established firms. The company serves clients worldwide through 27 U.S. offices as well as operations in China, India, Israel and the U.K.

“SVB works with the best companies and investors in the most dynamic industries, and that’s what makes this an exciting place,” said Greg Becker, president of Silicon Valley Bank. “We’ve built a great team that thrives on being a trusted partner to our clients and I couldn’t be more optimistic about our future.”

SVB’s 2008 client initiatives include developing deeper relationships with mid-market companies and private equity firms while adding more resources to support ongoing efforts with emerging, venture-backed companies, including cleantech companies. In the coming years, SVB also plans to expand its commercial banking offerings overseas.

Previously, Becker was the chief operating officer and head of commercial banking for Silicon Valley Bank. He has led the company’s Venture Capital Group, where he was responsible for building relationships with, and investing in, venture capital and private equity firms across the U.S. and developing SVB’s first fund of funds and first direct equity fund. Today, the SVB Capital family of funds is over $1 billion. Becker also opened SVB’s Boulder, Colorado office in 1996. Becker has served as president of the Board of Trustees for the Silicon Valley and Monterey Bay Area Chapter of the Leukemia & Lymphoma Society since 2004.

Webb joined SVB in 2004 as chief information officer and has been responsible for aligning the company’s information technology efforts with its business strategy. Previously Webb was a vice president in the investment banking division at Goldman Sachs, the chief information officer of Finance One at Bank One Corporation and chief technology officer for GE Capital’s Auto Finance business.

About Silicon Valley Bank

Silicon Valley Bank is the premier commercial bank for emerging, growth and mature companies in the technology, life science, private equity and premium wine industries. SVB provides a comprehensive suite of financing solutions, treasury management, corporate investment and international banking services to its clients worldwide. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients’ success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves clients around the world through 27 U.S. offices as well as operations in China, India, Israel and the UK. Silicon Valley Bank is a member of global financial services firm SVB Financial Group, with SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services. More information on the company can be found at www.svb.com.

SVB Silicon Valley Bank refers to Silicon Valley Bank, the California bank subsidiary and the commercial banking operation of SVB Financial Group. Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve. SVB Private Client Services is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve.

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